Exhibit 99.1
National Financial Partners Announces Fourth Quarter 2009 Results

Key Strategic Actions Positively Impacted Performance

Net Income per Diluted Share of $0.04;
Cash Earnings per Diluted Share of $0.61

Cash Flow from Operations Increased 27% in the Fourth Quarter 2009
Compared with a Year Ago

Revenue Grew 21% in the Fourth Quarter 2009 Compared with the Third Quarter 2009

Financial Highlights(1)	4Q 2009	4Q 2008	% Change	4Q 2009	3Q 2009	% Change	FY 2009	FY 2008	% Change
(Dollars in millions, except per share data)

Revenue	$277.2	$299.3	-7.4%	$277.2	$229.9	20.6%	$948.3	$1,150.4	-17.6%
Gross Margin %	17.4%	19.2%		17.4%	19.1%		17.9%	18.1%
Net income (loss)	1.9	(12.4)	NM	1.9	10.5	-81.9%	(493.4)	8.5	NM
Net income (loss) per diluted share	0.04	(0.31)	NM	0.04	0.24	-83.3%	(12.02)	0.21	NM
Cash earnings	26.2	28.4	-7.7%	26.2	26.4	-0.8%	97.1	100.5	-3.4%
Cash earnings per diluted share	$0.61	$0.70	-12.9%	$0.61	0.61	0.0%	$2.32	$2.46	-5.7%
Cash flow from operations(2)	$40.8	$32.1	27.1%	$40.8	50.4	-19.0%	$123.8	$70.8	74.9%
Organic revenue growth/decline	-5.8%	-17.1%		-5.8%	-16.3%		-15.9%	-8.7%
Organic gross margin growth/decline	-19.1%	-18.0%		-19.1%	-18.4%		-20.5%	-16.0%

(1)	This summary includes financial measures not calculated based on generally accepted accounting principles.
(2)
FY 2008 cash flow from operations is adjusted for the inclusion of $14.4 million for the purchase of an increased economic ownership percentage of an existing firm. The purchase increased NFP's base acquired from an economic perspective but was included in operating cash flow for accounting purposes. Excluding this $14.4 million, FY 2008 cash flow from operations was $56.5 million.

NM indicates amount not meaningful.

NEW YORK, NY – February 9, 2010 – National Financial Partners Corp. (NYSE: NFP), a leading independent distributor of benefits, insurance and investment advisory services, today reported financial results for the fourth quarter ended December 31, 2009.

Commenting on today’s announcement, Jessica Bibliowicz, chairman, president and chief executive officer, said, “Starting in 2008 and early in 2009, we took key strategic actions focused on controlling our expenses and establishing a more rigorous expense discipline throughout the organization.  We then turned our focus to reorganizing the Company along two core client-facing groups and introducing new incentive plans.  Results in 2009 were positively impacted by these actions and include increased operating cash flow, significant debt reduction, the sale of non-core firms and improving sales performance.”

Fourth Quarter Results

NFP reported fourth quarter 2009 net income of $1.9 million, or net income of $0.04 per diluted share, compared with a net loss of $12.4 million, or a net loss of $0.31 per diluted share, in the fourth quarter of 2008.  Fourth quarter 2009 cash earnings was $26.2 million, or $0.61 per diluted share, compared with $28.4 million, or $0.70 per diluted share, in the fourth quarter of 2008.  For the full year 2009, cash earnings was $97.1 million, or $2.32 per diluted share, compared with cash earnings of $100.5, or $2.46 per diluted share in 2008.  Cash earnings is a non-GAAP measure, which the Company defines as net income excluding amortization of intangibles, depreciation, the after-tax impact of the impairment of goodwill and intangible assets and the after-tax impact of non-cash interest expense.  A full reconciliation of net income to cash earnings is provided in the attached tables.

As part of the Company’s expense reduction actions, during the fourth quarter of 2009, NFP subleased one floor of its corporate headquarters.  Excluding the one-time largely non-cash charge related to this sublease, fourth quarter 2009 cash earnings was $31.7 million, or $0.74 per diluted share, compared with $28.4 million, or $0.70 per diluted share, in the fourth quarter of 2008.  This improvement was primarily the result of lower expenses.

For the fourth quarter of 2009, excluding the charge related to the sublease, cash earnings increased $5.3 million, or 20%, and cash earnings per diluted share increased $0.13, or 21%, compared with the third quarter of 2009.

Cash flow from operations for the fourth quarter of 2009 was $40.8 million compared with $32.1 million in the fourth quarter of 2008, an increase of 27.1%.  Cash flow from operations for the year was $123.8 million compared with $70.8 million, as adjusted, in 2008, an increase of 74.9%.  Operating cash flow completely funded the Company’s debt reduction.  As of year end, the outstanding balance on the credit facility was $40.0 million, down from $148.0 million at the beginning of the year.

Revenue decreased $22.1 million, or 7.4%, to $277.2 million in the fourth quarter of 2009 from the prior year period. Components of the decrease included: an organic revenue decline of $13.2 million, or 5.8%, to $215.6 million; a decline of $0.7 million, or 1.1%, to $66.9 million from the Company’s Austin, Texas-based facility, which includes NFP Insurance Services, Inc., a licensed insurance agency and marketing organization, and NFP Securities, Inc., a registered broker-dealer; and a decrease of $8.9 million from dispositions.  Revenue improved $47.3 million, or 21.0%, in the fourth quarter of 2009 compared with the third quarter of 2009.

Gross margin before management fees was $107.1 million in the fourth quarter of 2009, a decrease of $2.4 million, or 2.2%, from the prior year period.  Gross margin, which includes management fees as a component of cost of services, was $48.2 million in the fourth quarter of 2009, a decrease of $9.3 million, or 16.2%, from the prior year period.  Gross margin improved by $4.3 million, or 9.8%, in the fourth quarter of 2009 compared with the third quarter of 2009.

Compared with the corresponding prior year period, organic gross margin declined 19.1% in the fourth quarter of 2009 and 20.5% for the full year.  The decline for the quarter was the result of a decline in revenue and an increase in management fees primarily due to the accrual for the new incentive plan, partially offset by lower commissions and fees expense and operating expenses for firms included in the organic calculation.  The full year decline was driven by decreases in revenue, partially offset by decreases in commissions and fees expense, operating expenses and management fees.

As a percentage of revenue, gross margin was 17.4% in the fourth quarter of 2009, compared with 19.2% in the prior year period and 19.1% in the third quarter of 2009.  The year over year gross margin percentage decline was due to a higher management fee percentage, offset by lower commissions and fees expense and lower operating expenses as a percentage of revenue.  The sequential decrease was the result of a higher management fee percentage, due mainly to the new principal incentive plans, partially offset by decreased operating expenses as a percentage of revenue.

In absolute terms, operating expenses declined 8.0% in the fourth quarter of 2009 compared with the prior year period, primarily due to expense reduction initiatives and dispositions.

Management fees as a percentage of gross margin before management fees was 55.0% in the fourth quarter of 2009 versus 47.5% a year ago.  The management fee percentage increased due to the accruals for the new principal incentive plans that were implemented in the fourth quarter of 2009.  The fourth quarter 2009 accrual reflected, among other things, improving life insurance sales.  Management fees as a percentage of gross margin before management fees has increased throughout the year as the operating performance of NFP’s firms has improved.

General and administrative expense (G&A) increased $6.0 million, or 39.4%, to $21.3 million in the fourth quarter of 2009 compared with the prior year period.  G&A included $9.0 million in expense related to the sublease of one floor of NFP’s corporate headquarters in the fourth quarter of 2009.

The sublease is expected to increase the Company’s pre-tax cash flow by approximately $1.1 million, pre-tax net income by approximately $3.8 million and pre-tax cash earnings by approximately $2.7 million in 2010 and increase pre-tax cash flow by $1.3 million, pre-tax net income by $4.0 million and pre-tax cash earnings by $2.9 million annually from 2011 to 2014.

In the fourth quarter of 2009, impairment of goodwill and intangible assets was $6.2 million.  Over half of the impairment was related to firms where a disposition is in process or was completed subsequent to the fourth quarter of 2009.  The Company generally evaluates the value of its intangible assets on a quarterly basis.

The Company sold eight subsidiaries and certain assets of seven additional subsidiaries and recognized a $0.2 million gain in the fourth quarter of 2009.

Amortization and depreciation was $17.7 million, up $4.1 million from the prior year period due mainly to the acceleration of amortization of the leasehold improvements associated with the sublease of one floor of the Company’s headquarters.

The effective tax rate was 13.1% for the year ended 2009, significantly lower than the typical combined federal and state tax rates.  The tax rate during the year was impacted by tax benefits from impairments, dispositions and corporate reorganizations, as well as the tax-free nature of the $5.5 million key man life insurance proceeds received in the second quarter.

Organic calculations generally encompass firms that were owned by NFP for at least four full quarters at the beginning of the fourth quarter of 2009.  More detailed definitions can be found in the Company’s quarterly financial supplement, which is available on the Company’s Web site at www.nfp.com.

Earnings Conference Call & Presentation
The Company will conduct its fourth quarter 2009 earnings conference call and audio webcast on February 10, 2010, from 8:00 to 9:00 a.m. (ET).  The conference call will be available live via telephone and the Internet.  To access the call, dial (617) 786-2964 (when prompted, callers should provide the access code “NFP”).  The conference call and webcast will be accompanied by a presentation.  The presentation will be available for electronic download on the Company’s Web site approximately one hour before the conference call and webcast is scheduled to begin.  The presentation may also be viewed automatically upon connecting to the webcast.  To listen to the conference call over the Internet, visit www.nfp.com/ir.  The conference call will be available for replay via telephone and Internet for a period of 90 days.  To listen to a replay of the conference call via telephone, dial (888) 286-8010.  The access code for the replay is 52489852.  To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Reconciliation of Non-GAAP Measures
The Company analyzes its performance using historical and forward-looking non-GAAP measures called cash earnings and cash earnings per diluted share, gross margin before management fees and percentages or calculations using these measures.  The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP.  Cash earnings is defined as net income excluding amortization of intangibles, depreciation, the after-tax impact of the impairment of goodwill and intangible assets and the after-tax impact of non-cash interest expense.  A full reconciliation of net income to cash earnings is provided in the attached tables.  Cash earnings per diluted share is calculated by dividing cash earnings by the number of weighted average diluted shares outstanding for the period indicated.  Cash earnings and cash earnings per diluted share should not be viewed as substitutes for net income and net income per diluted share, respectively.  Gross margin before management fees should not be viewed as a substitute for gross margin. A full reconciliation of these non-GAAP measures to their GAAP counterparts is provided in the Company’s quarterly financial supplement for the period ended December 31, 2009, which is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.
NFP is a leading independent financial services distribution company.  NFP offers high net worth individuals and companies throughout the United States and in Canada comprehensive solutions across corporate and executive benefits, life insurance and wealth transfer, and investment advisory products and services.  NFP and its subsidiaries, including NFP Securities, Inc., provide clients with access to objective advice and a choice of insurance and financial products and services. For more information please visit www.nfp.com.

Forward-Looking Statements
This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "anticipate," "expect," "intend," "plan," "believe," "estimate," "may," "project," "will," "continue" and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, impairments, losses, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP's operations or strategy. These forward-looking statements are based on management's current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include:  (1) NFP’s ability, through its operating structure, to respond quickly to regulatory, operational or financial situations impacting its firms; (2) the ability of the Company’s firms to perform successfully following acquisition, including through cross-selling initiatives, and the Company’s ability to manage its business effectively and profitably through the principals of its firms; (3) any losses that NFP may take with respect to firm dispositions, restructures or otherwise; (4) a recessionary economic environment, resulting in fewer sales of financial products or services; (5) the occurrence of events or circumstances that could be indicators of impairment to goodwill and intangible assets which require the Company to test for impairment, and the impact of any impairments that the Company may take; (6) the impact of the adoption, modification or change in interpretation of certain accounting treatments or policies and changes in underlying assumptions relating to such treatments or policies (including with respect to impairments), which may lead to adverse financial statement results; (7) NFP’s success in acquiring and retaining high-quality independent financial services firms; (8) the financial impact of NFP’s new incentive plans; (9) changes that adversely affect NFP’s ability to manage its indebtedness or capital structure, including changes in interest rates, credit market conditions and general economic factors; (10) securities and capital markets behavior, including fluctuations in the price of NFP’s common stock, recent uncertainty in the U.S. financial markets, or the dilutive impact of any capital-raising efforts to finance operations or business strategy; (11) the continued availability of borrowings and letters of credit under NFP’s credit facility; (12) adverse results, market uncertainty in the financial services industry, or other consequences from litigation, arbitration, regulatory investigations or compliance initiatives, including those related to business practices, compensation agreements with insurance companies, policy rescissions or chargebacks, regulatory investigations or activities within the life settlements industry; (13) adverse developments in the markets in which the Company operates, resulting in fewer sales of financial products and services, including those related to compensation agreements with insurance companies and activities within the life settlements industry; (14) the impact of legislation or regulations in jurisdictions in which NFP’s subsidiaries operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers and the uncertain impact of proposals for legislation regulating the financial services industry; (15) uncertainty regarding the impact of proposed healthcare legislation or reform on NFP’s subsidiaries that operate in the benefits market; (16) changes in laws, including the elimination or modification of the federal estate tax, changes in the tax treatment of life insurance products, or changes in regulations affecting the value or use of benefits programs, which may adversely affect the demand for or profitability of the Company’s services; (17) developments in the availability, pricing, design or underwriting of insurance products, revisions in mortality tables by life expectancy underwriters or changes in the Company’s relationships with insurance companies; (18) changes in premiums and commission rates or the rates of other fees paid to the Company’s firms, including life settlements and registered investment advisory fees; (19) the reduction of the Company’s revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements and the adoption of internal initiatives to enhance compensation transparency, including the transparency of fees paid for life settlements transactions; (20) the occurrence of adverse economic conditions or an adverse regulatory climate in New York, Florida or California; (21) the loss of services of key members of senior management; and (22) the Company’s ability to effect smooth succession planning at its firms.

Additional factors are set forth in NFP’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 13, 2009 (the “2008 10-K”), and its Current Report on Form 8-K, filed with the SEC on August 21, 2009 solely to update the Company’s 2008 10-K for the adoption of recent guidance relating to the accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement).

Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:
Abbe F. Goldstein	Barbara Willis
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4011	212-301-1039

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited-in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue:
Commissions and fees	$277,181	$299,252	$948,285	$1,150,387

Cost of services:
Commissions and fees	76,013	87,381	263,947	362,868
Operating expenses (1)	94,088	102,387	368,641	408,968
Management fees	58,865	51,956	146,181	170,683
Total cost of services	228,966	241,724	778,769	942,519

Gross margin	48,215	57,528	169,516	207,868

Corporate and other expenses:
General and administrative	21,319	15,289	59,217	64,189
Amortization of intangibles	8,806	9,871	36,551	39,194
Impairment of goodwill and intangible assets	6,231	31,031	618,465	41,257
Depreciation	8,857	3,665	19,242	13,371
(Gain) loss on sale of subsidiaries	(244)	2	(2,096)	(7,663)
Total corporate and other expenses	44,969	59,858	731,379	150,348

Income (loss) from operations	3,246	(2,330)	(561,863)	57,520

Net interest and other (2)	(3,549)	(3,855)	(5,907)	(15,711)

Income (loss) before income taxes	(303)	(6,185)	(567,770)	41,809

Income tax expense (benefit) (2)	(2,154)	6,258	(74,384)	33,338

Net income (loss) (2)	$1,851	$(12,443)	$(493,386)	$8,471

Earnings (loss) per share (2):
Basic	$0.04	$(0.31)	$(12.02)	$0.21
Diluted	$0.04	$(0.31)	$(12.02)	$0.21

Weighted average shares outstanding:
Basic	41,654	39,720	41,054	39,543
Diluted	43,109	39,720	41,054	40,933

(1) Excludes amortization and depreciation shown separately in Corporate and other expenses.

(2) Prior periods presented have been retrospectively adjusted for the adoption of recent guidance related to the accounting for convertible debt on January 1, 2009.

CALCULATION OF GROSS MARGIN
(Unaudited-in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenue	$277,181	$299,252	$948,285	$1,150,387
Cost of services:
Commissions and fees	76,013	87,381	263,947	362,868
Operating expenses (1)	94,088	102,387	368,641	408,968
Gross margin before management fees	107,080	109,484	315,697	378,551
Management fees	58,865	51,956	146,181	170,683
Gross margin	$48,215	$57,528	$169,516	$207,868
Gross margin as a percentage of revenue	17.4%	19.2%	17.9%	18.1%
Gross margin before management fees as a percentage of revenue	38.6%	36.6%	33.3%	32.9%

Management fees, as a percentage of gross margin before management fees	55.0%	47.5%	46.3%	45.1%

RECONCILIATION OF NET INCOME TO CASH EARNINGS
(Unaudited-in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
GAAP net income (loss) (2)	$1,851	$(12,443)	$(493,386)	$8,471
Amortization of intangibles	8,806	9,871	36,551	39,194
Depreciation	8,857	3,665	19,242	13,371
Impairment of goodwill and intangible assets	6,231	31,031	618,465	41,257
Tax benefit of impairment of goodwill and
intangible assets	(1,133)	(5,474)	(90,608)	(8,137)
Non-cash interest, net of tax (2)	1,559	1,732	6,814	6,364
Cash earnings (3)	$26,171	$28,382	$97,078	$100,520

GAAP net income (loss) per share - diluted (2)	$0.04	$(0.31)	$(12.02)	$0.21
Amortization of intangibles	0.20	0.24	0.87	0.96
Depreciation	0.21	0.09	0.46	0.33
Impairment of goodwill and intangible assets	0.14	0.76	14.78	1.01
Tax benefit of impairment of goodwill and intangible assets	(0.03)	(0.13)	(2.16)	(0.20)
Non-cash interest, net of tax (2)	0.04	0.04	0.16	0.16
Impact of diluted shares on cash earnings not reflected in GAAP net loss per share - diluted (4)	—	0.01	0.23	—
Cash earnings per share - diluted (5)	$0.61	$0.70	$2.32	$2.46

(1) Excludes amortization and depreciation shown separately in Corporate and other expenses.

(2) Prior periods presented have been retrospectively adjusted for the adoption of recent guidance related to the accounting for convertible debt on January 1, 2009.

(3) Cash earnings is a non-GAAP measure, which the Company defines as net income excluding amortization of intangibles, depreciation, the after-tax impact of the impairment of goodwill and intangible assets and the after-tax impact of non-cash interest expense.

(4) For periods where the Company generated a GAAP net loss, weighted average common shares outstanding - diluted was used to calculate cash earnings per share - diluted only. To calculate GAAP net loss per share, weighted average common shares outstanding - diluted is the same as weighted average common shares outstanding - basic due to the antidilutive effects of other items caused by a GAAP net loss position.

(5) The sum of the per-share components of cash earnings per share - diluted may not agree to cash earnings per share - diluted, due to rounding.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited-in thousands)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$55,994	$48,621

Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	75,931	75,109
Commissions, fees and premiums receivable, net	129,833	140,758
Due from principals and/or certain entities they own	14,075	16,329
Notes receivable, net	9,731	6,496
Deferred tax assets	14,779	9,435
Other current assets	14,435	19,284
Total current assets	314,778	316,032
Property and equipment, net	37,291	51,683
Deferred tax assets (1)	106,495	24,889
Intangibles, net	379,513	462,123
Goodwill, net	63,887	635,693
Notes receivable, net	28,714	23,683
Other non-current assets (1)	39,744	28,018
Total assets (1)	$970,422	$1,542,121

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$77,941	$73,159
Borrowings	40,000	148,000
Income taxes payable (1)	6,325	11
Deferred tax liabilities	496	—
Due to principals and/or certain entities they own	34,106	38,791
Accounts payable	24,337	28,513
Accrued liabilities	73,105	54,380
Total current liabilities (1)	256,310	342,854
Deferred tax liabilities (1)	105,055	119,400
Convertible senior notes (1)	204,548	193,475
Other non-current liabilities	64,472	62,874
Total liabilities (1)	630,385	718,603

STOCKHOLDERS' EQUITY
Preferred stock at par value	—	—
Common stock at par value	4,414	4,388
Additional paid-in capital (1)	876,563	881,458
Retained (deficit) earnings (1)	(438,109)	97,178
Treasury stock	(102,930)	(159,456)
Accumulated other comprehensive income	99	(50)
Total stockholders' equity (1)	340,037	823,518
Total liabilities and stockholders' equity (1)	$970,422	$1,542,121

(1) Prior periods presented have been retrospectively adjusted for the adoption of recent guidance related to the accounting for convertible debt on January 1, 2009.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited-in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Cash flow from operating activities
Net income (loss) (1)	$1,851	$(12,443)	$(493,386)	$8,471

Adjustments to reconcile to net cash provided by operating activities:
Deferred taxes (1)	(14,514)	(3,453)	(101,514)	(3,430)
Stock-based compensation	3,083	2,591	10,526	12,623
Impairment of goodwill and intangible assets	6,231	31,031	618,465	41,257
Amortization of intangibles	8,806	9,871	36,551	39,194
Depreciation	8,857	3,665	19,242	13,371
Accretion of senior convertible notes discount (1)	2,781	2,610	11,073	10,388
(Gain) loss on sale of subsidiaries	(244)	2	(2,096)	(7,663)
Other, net	—	(26)	—	(26)

(Increase) decrease in operating assets:
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	(93)	6,833	(822)	11,570
Commissions, fees and premiums receivable, net	(28,522)	(30,490)	10,398	13,962
Due from principals and/or certain entities they own	7,906	15,857	4,516	(1,889)
Notes receivable, net - current	(2,570)	(37)	(3,275)	(926)
Other current assets (1)	3,837	1,339	3,441	(2,007)
Notes receivable, net - non-current	5,826	(3,495)	3,617	(11,171)
Other non-current assets (1)	479	1,823	(1,353)	(12,005)

Increase (decrease) in operating liabilities:
Premiums payable to insurance carriers	(4,642)	(8,560)	4,782	(11,477)
Income taxes payable (1)	6,325	(124)	6,314	(1,888)
Due to principals and/or certain entities they own	10,129	72	(11,943)	(33,142)
Accounts payable	3,119	7,116	(4,006)	(5,309)
Accrued liabilities (1)	19,672	4,564	11,197	(17,718)
Other non-current liabilities (1)	2,509	3,368	2,093	14,266
Total adjustments	38,975	44,557	617,206	47,980
Net cash provided by operating activities	40,826	32,114	123,820	56,451

Cash flow from investing activities:
Proceeds from disposal of subsidiaries	5,109	92	16,106	22,615
Purchases of property and equipment, net	(2,177)	(2,919)	(7,120)	(33,241)
Payments for acquired firms, net of cash, and contingent consideration	(1,448)	(12,587)	(3,054)	(76,369)
Restricted cash	(10,000)	—	(10,000)	—
Net cash (used in) provided by investing activities	(8,516)	(15,414)	(4,068)	(86,995)

Cash flow from financing activities:
Repayments of borrowings	(35,000)	(45,000)	(108,000)	(177,000)
Proceeds from borrowings	—	20,000	—	199,000
Proceeds from stock-based awards, including tax benefit	(1,236)	(1,999)	(3,955)	1,482
Shares cancelled to pay withholding taxes	(164)	(135)	(374)	(815)
Payments for treasury stock repurchase	—	—	—	(24,612)
Dividends paid	—	(8,389)	(50)	(33,072)
Net cash (used in) provided by financing activities	(36,400)	(35,523)	(112,379)	(35,017)
Net (decrease) increase in cash and cash equivalents	(4,090)	(18,823)	7,373	(65,561)
Cash and cash equivalents, beginning of period	60,084	67,444	48,621	114,182
Cash and cash equivalents, end of the period	$55,994	$48,621	$55,994	$48,621

Supplemental disclosures of cash flow information
Cash paid for income taxes	$5,719	$7,502	$23,729	$37,470
Cash paid for interest	$854	$2,188	$6,625	$9,756

(1) Prior periods presented have been retrospectively adjusted for the adoption of recent guidance related to the accounting for convertible debt on January 1, 2009.